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                                                                    Exhibit 23.6

                  [Letterhead of Sharrard, McGee & Co., P.A.]

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference into this Registration Statement of Vornado Realty Trust on Form S-3 of our report dated September 30, 1998 on the statement of income and expense of Market Square Limited Partnership for year ended December 31, 1997, and our report dated November 12, 1998 on the statement of income and expense of Market Square Limited Partnership for the nine months ended September 30, 1998 and 1997, which reports appear in the Form 8-K of Vornado Realty Trust, dated August 12, 1998 and filed with the Securities and Exchange Commission on February 12, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Sharrard, McGee & Co., P.A.

High Point, North Carolina
April 13, 1999